UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant     ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
HIRSCH INTERNATIONAL CORP.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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RiskMetrics, Glass, Lewis and PROXY Governance Recommend

Hirsch International Corp. Stockholders Vote "For"

the Merger Agreement with Paul Gallagher

HAUPPAUGE, NY – October 13, 2009, Hirsch International Corp. (NASDAQ: HRSH, http://www.hirschinternational.com) announced today that RiskMetrics Group, Inc., Glass, Lewis & Co. and PROXY Governance, Inc., three leading independent proxy advisory firms, have recommended that Hirsch stockholders vote "FOR" approval of the merger agreement with an affiliate of Paul Gallagher, Hirsch’s President, Chief Executive Officer and Chief Operating Officer, which will be considered at the October 20, 2009 special meeting of Hirsch stockholders. Stockholders of record as of the close of business on September 23, 2009 will be entitled to vote at the meeting. As previously announced, under the terms of the merger agreement, an affiliate of Mr. Gallagher will acquire all of the outstanding shares of Hirsch common stock for $0.31 per share in cash, other than shares held by Mr. Gallagher and certain of his affiliates. This represents a premium of approximately 47.6% over the last closing trading price of Hirsch’s shares of Class A Common Stock prior to Mr. Gallagher’s initial offer to acquire all of Hirsch shares of common stock, and approximately 24% over the last closing trading price on July 1, 2009, the day before the merger agreement was announced.

The analysis and recommendations of RiskMetrics, Glass, Lewis and PROXY Governance are relied upon by hundreds of major institutional investment firms, mutual funds and fiduciaries throughout the United States. Hirsch encourages all stockholders to follow the recommendations of RiskMetrics, Glass, Lewis and PROXY Governance and vote their shares promptly by completing and returning their proxy card.

Hirsch’s stockholders are reminded that their vote is important. Stockholders may be able to vote their shares by telephone or the Internet if their shares are held by a broker or other nominee. If stockholders do not vote, it will have the same effect as a vote against approval of the proposed merger. Stockholders are advised that if they have any questions or need any assistance in voting their shares, they should contact Hirsch’s proxy solicitor, Georgeson Inc., by telephone at 1-888-264-6999.

Additional Information About the Transaction

In connection with the proposed merger, Hirsch has filed a proxy statement and relevant documents concerning the proposed merger with the Securities and Exchange Commission (the "SEC"). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT HIRSCH AND THE PROPOSED MERGER. Investors and security holders may obtain a free copy of the proxy statement and other documents filed by the Company at the SEC’s website at http://www.sec.gov.

The proxy statement and such other documents may also be obtained for free from Hirsch by directing such request to Hirsch International Corp, 50 Engineers Road, Suite 100, Hauppauge, New York, 11788, Attention: Corporate Secretary; Telephone (631) 436-7100.

Hirsch and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of Hirsch's participants in the solicitation of proxies is set forth in the proxy statement relating to the proposed merger.

About Hirsch International Corp.

Hirsch is a leading provider of equipment and education and support services to the graphic and decorated apparel industry. Hirsch exclusively represents the decorated apparel industry’s leading brands including Tajima embroidery equipment, MHM screen printing equipment, SEIT textile bridge lasers, Pulse Microsystems digitizing and design software and now Kornit and Mimaki digital garment printers. Hirsch’s customer groups include a wide range of contract manufacturers that outsource their embellishment requirements; manufacturers who use embroidery, screenprinting, laser etching or digital printing to embellish their apparel and fashion accessories; promotional products, uniform, and sportswear companies; retail stores; and graphic and decorated apparel entrepreneurs servicing the athletic apparel, corporate logo-wear, and advertising specialties markets. Hirsch was founded in 1968 and is headquartered in Hauppauge, N.Y.

Contact:

Hirsch International Corp.:

Dan Vasquez

Corporate Controller and Secretary

631-701-2112

Dvasquez@hirschintl.com